Exhibit 3.217

(English language version, for illustration purposes only)

BY-LAWS OF

ROWAN DRILLING,

SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE (LIMITED LIABILITY PARTNERSHIP WITH VARIABLE CAPITAL) S. DE R.L. DE C.V.

CHAPTER I

CORPORATE NAME, DOMICILE, DURATION, PURPOSES AND NATIONALITY

FIRST.- The Company shall be named “Rowan Drilling”. This name will always be followed by the words "Sociedad de Responsabilidad Limitada de Capital Variable" (Limited Liability Partnership with Variable Capital) or by the abbreviation thereof "S. de R.L. de C.V.".

SECOND.- The Company shall have its corporate domicile in Mexico City. However, the Company may establish branches or agencies in or outside of the Republic of Mexico, and may designate conventional domiciles for the execution of specific acts and contracts.

THIRD.- The duration of the Company shall be indefinite.

FOURTH.- The purpose of the Company is:

1.	Acquire, lease, charter, manage and operate all kind of naval artifacts. In the understanding that the Company will not operate vessels for internal and costal trading navigation.

2.	Acquire, sell, and distribute spare parts, equipment, or instruments required for the operation of any type of naval artifacts.

3.	To import, export, produce, buy, sell, lease, distribute, storage, and commercialization of any article and goods of general consume, related to the operation of any type of naval artifacts.

4.	Acquire, or lease for the benefit of the Company, facilities of port and berth and complementary facilities for the mobilization of naval artifacts in ports and/or federal zones, previous concession and/or authorization from the corresponding authorities.

5.	Provide auxiliary services necessary for the operation of vessels and naval artifacts national and foreign required by the shipping companies and ship owners thereof, such as: (i) the agency of vessels and, in particular, (ii) the hiring of the crew necessary for the movements of vessels as required by the ship owners; (iii) the hiring of technicians for inspection, control and supervision of hulls and machinery in vessels or naval artifacts, national or foreign, on behalf of shipping companies, ship owners or constructors, naval artifacts or classification societies; (iv) works of exploration, study, inspection, photography and filming of underwater funds, as well as the rescue of objects located therein; (v) carrying out installation, burial and repair operations of submarine cables; (vi) the measurement of submarine pipelines and supervision of similar installations; (vii) the installation and improvement of submarine auxiliary remote control equipment; (vii) the leasing of remote controlled underwater vehicles and their accessories, with or without technicians to perform maintenance and operation inspections; (ix) advisory services, consulting, engineering, development and execution of offshore projects and facultative management; (x) advice, supervision and control of underwater operations, in particular, installation operations, laying and repair of submarine cables, intervention and inspection with submarine vehicles underwater work and other related work; (xi) the development and design of remote controlled submarine vehicles and equipment for them; (xii) the consultancy for the evaluation, acquisition and integration of new remote control submarine equipment and its auxiliary systems, as well as the realization of formal activities related to the maintenance, supervision and control of remote controlled submarine vehicles.

6.	Act as commercial representative, commission merchant, agent, distributor and legal representative of all kind of individuals or corporations Mexican or from a foreign country.

7.	To contract loans and all kind of credit operations, granting guaranties, mortgages, pledges and any other guaranties, to submit, endorsement, and granting in any form all kinds of credit instruments, without constituting a public service.

8.	To buy, sell, manufacture, export and import, as well as to engage in trade in any other form with all classes of merchandise and personal property, whether directly or as representative, agent or distributor.

9.	The incorporation of subsidiaries and in general, the acquisition and sell of all kinds of shares or equity participations and the participation in the capital stock of associations or companies since the moment of its incorporation or by the acquisition of shares or equity participations of companies already incorporated.

10.	To buy, sell, and in general to engage in trade, as well as to encumber, all classes of real property necessary for the attainment of the Company's corporate purposes.

11.	To enter into and execute all classes of agreements, contracts and acts with any individual or legal entity, whether private or public, and obtain and grant all classes of loans and credits, with or without real or personal guarantee, as well as contracts to guarantee the obligations of third parties, with or without consideration and to establish and participate in trusts of any kind as settlor or trust beneficiary.

12.	To issue, sign in any capacity, including that of surety ("aval") and endorse all classes of negotiable instruments.

13.	To acquire, use, sell, grant the use and give licenses with respect to all classes of patents, trademarks, and other industrial property rights and copyrights.

14.	To participate in all classes of bids and tenders called by the Federal Public Administration and by the States and Municipalities, and to execute contracts for public works, services, supply, lease or of any other nature with such entities.

15.	In general, to perform all kinds of acts and activities relating to the corporate purpose.

FIFTH.- The Company is of Mexican nationality. Any foreigner who, at the time of formation or thereafter, acquires an interest or participation in the Company shall be deemed by such simple fact to be a Mexican citizen with respect to said interest or participation, and also with respect to goods, rights, concessions, participations or interests owned by the Company as well as the rights and obligations derived from the agreements to which the Company is a party, and shall be understood to have agreed not to invoke the protection of its Government under penalty, upon failure to comply with said agreement, of forfeiting such interest or participation in favor of the Mexican Nation.

CHAPTER II

CAPITAL AND PARTNERSHIP INTERESTS

SIXTH.- The capital of the Company shall be variable with a minimum of $ 1,000.00 (One Thousand ) Pesos 00/100, Mexican Currency, and an unlimited maximum.

SEVENTH.- The capital shall be divided into Partnership Interests which may be unequal in regard to their value and category, but shall always represent a multiple of $1.00 (One)Pesos 00/100 Mexican Currency.

Each partner shall own no more than one Partnership Interest. When a partner makes additional contributions to the capital or acquires all or part of another partner's interest, the value of the former's interest will increase accordingly, unless different rights are attached to the interest so acquired, in which case such new interest will remain separate from the partner's original interest.

Certificates in which the value of the Partnership Interest of each partner is expressed may be issued. It is understood that such certificates are not negotiable instruments. The abovementioned certificates will be signed, in each case, by the Manager or by two of the members of the Board of Managers, in the event a Board of Managers is appointed.

The Manager or Board of Managers is responsible for the maintenance of a Special Registry Book of Partners, in which the name, citizenship, domicile, fax number and electronic mail address of each partner, as well as the number of the Federal Taxpayers Registry, if resident in Mexico or, if no resident in Mexico, the tax identification number assigned by the tax authority of the country of residence of the partner, shall be contained. All capital contributions and transfers of Partnership Interests made in accordance with Clause Eighth of these By-Laws, shall be registered in said Book. Such transfers will not be valid against third parties until they are registered in said Book.

Any person with a legitimate interest shall have the right to consult such Registry Book, which will be kept by the Managers, who shall be personally liable for its existence and the accuracy of the data therein.

EIGHTH.- The Partnership Interests, whether represented or not by certificates, shall only be transferred with the prior consent of the Partners, in accordance with Clauses Eleventh or Thirteenth of these By-Laws.

When a transfer of a Partnership Interest to an outsider is authorized, the partners shall have a pre-emptive right to acquire that Interest and shall have a term of fifteen (15) days to exercise such right. This period shall begin on the date on which such authorization is granted. Should more than one partner desire to exercise such pre-emptive right, it shall pertain to all of them in proportion to their contributions to the capital.

If none of the partners are interested in buying such Partnership Interest, this may be bought by third parties, provided that such acquisition is made during the three (3) following months.

NINTH.- The increases of capital shall be made by partners' supplementary contributions or by the admission of new partners. The consent of the Partners, in accordance with Clause Eleventh or Thirteenth of these By-Laws, shall be required in both cases.

Unless otherwise agreed, the partners shall enjoy preference for subscribing to any new participation issuances in proportion to the Partnership Interests owned by them.

TENTH.- Reductions of capital shall be made by total or partial withdrawal of a contribution, without further formalities other than those established in these By-Laws, provided that the consent of the partners has been obtained in accordance Clause Eleventh or Thirteenth of these By-Laws. The partners shall enjoy a preference to reduce their Partnership Interest in proportion to the participations owned by them, unless otherwise agreed.

The partners waive their right of withdrawal contained in article 213 (two hundred and thirteen) and other related rights, contained in chapter eighth of the General Law of Commercial Companies.

CHAPTER III

PARTNERS MEETINGS

ELEVENTH.- The supreme authority of the Company is the Partners Meeting which will have the following authority:

I.- To discuss, approve, amend or reject the General Balance sheet for the closed business year, and to take whatever measures may be considered pertinent in this respect.

II.- To proceed with the distribution of profits;

III.- To appoint and dismiss the Managers;

IV.- To appoint, as the case may be, the Vigilance Committee;

V.- To bring action for damages against the Managers and Company Officers or the partners, when entitled to do so;

VI.- To decide regarding the division and amortization of the Partnership Interests;

VII.- To alter and amend the By-laws;

VIII.- To agree to the transfer of Partnership Interests;

IX.- To decide regarding increases or reductions of capital, and the admission of new partners;

X.- To decide on the merger, spin-off, transformation and dissolution of the Company; and

XI.- Such other authority as may pertain to it under the Law or these By-Laws.

The Partners Meetings may be convened at any time, but shall be held at least once a year within the four months following the close of the fiscal year, in order to discuss the matters mentioned in sub-sections I, II, III and IV of this Clause Eleventh.

Except when one or more of the matters mentioned in sub-sections V, VI, VII, VIII, IX and X of this Clause Eleventh are to be discussed, a Meeting shall be considered legally called on first call, when no less than fifty percent (50%) of the capital is present, and the resolutions adopted therein shall be valid when approved by the affirmative vote of the majority of the capital represented. Should there be no quorum the Meeting shall be called a second time, and shall be considered to be validly convened with whatever portion of capital is represented therein, and the resolutions may be passed by a majority of the capital represented.

A Meeting in which one or more of the matters listed on sub-sections V, VI, VII, VIII, IX, and X of this Clause Eleventh, are to be discussed, shall be considered legally convened on first or further calls when no less than seventy five percent (75%) of the capital is represented, and the resolutions adopted therein shall be valid when approved by the affirmative vote of seventy five percent (75%) of the capital.

The Partners shall have one vote for each $1.00 Pesos of contribution.

TWELFTH.- The Partners Meetings shall be held in accordance with the following rules:

I.              They shall be held at the corporate domicile except in the case of act of God or force majeure, and shall be called by any of the Managers, any of the Examiners, as the case may be, or by the partners who represent more than one-third of the capital, by means of a notice sent by fax or electronic mail transmission or courier service, in said order of preference, at least 15 (fifteen) calendar days before the date of the meeting, to the fax number or electronic mail address or domicile registered in the Special Registry Book of Partners, setting forth the date, hour and place of the meeting, the Agenda and the signature of the person calling the meeting.

II.             When those attending a Partners' Meeting represent all of the Partnership Interests, the call shall not be necessary, nor shall it be required if the meeting is adjourned, for any reason, to be continued at a different hour and date. In any of these cases the corresponding minutes shall state the existence of the above circumstances.

III.           Partners may attend a meeting either personally or by an attorney-in-fact under a general or special power, or by proxy letter, with the signature of the partner and two witnesses in the latter case.

IV.           In order to be admitted to a Meeting, it shall be sufficient that the partner appear registered in the Special Registry Book of Partners of the Company as owners of a Partnership Interest or prove their status as partners in any other legal manner.

V.            Before the meeting is convened, the presiding officer shall appoint one or more tellers who shall certify the percentage of the capital represented, and shall prepare an attendance list indicating the Partnership Interests represented by each partner.

VI.           Once it is evidenced that the required attendance or quorum is satisfied, the Chairman shall declare the meeting to be duly convened, and shall proceed to discuss the Agenda, presiding over the discussions.

VII.          The meeting shall be presided over by any of the Managers appointed to do so or, in the event of his absence, by the person chosen by the meeting. The Secretary of the Meeting shall be the person chosen by the meeting.

VIII.        For each meeting the Secretary shall prepare the minutes and create a file which shall contain the following:

a)	the Attendance List;

b)	the proxy letters which had been presented, or a certified extract, prepared by the Secretary or the teller, of the documents presented by the attorneys-in-fact representing partners to evidence their powers;

c)	a copy of the minutes of the meeting, which shall be signed by the Chairman and the Secretary of the Meeting and, if appointed and present, by the Examiner or Examiners;

d)	the reports, opinions, and other documents which might have been presented at the meeting.

The minutes of the Partners Meeting shall be inserted in the Minutes Book and shall be signed by those persons who acted as Chairman and Secretary. If for any reason the minutes of the meeting cannot be inserted in the Minutes Book, they shall be formalized before a Public Notary.

IX.           If, for any reason, a duly called meeting is not convened, minutes will also be made, recording such fact and its reasons, and a file must be prepared in accordance with sub-section VIII above.

X.            The resolutions of the Partner`s Meeting adopted in accordance with these By-Laws shall bind all partners, even those absent or dissenting, and shall be final and without recourse, and consequently the Manager or the Board of Managers, as the case may be, shall be authorized to take the steps and actions or enter into the contracts necessary to carry out such resolutions.

THIRTEENTH.- The resolutions adopted by unanimous consent without a meeting by all of the Partners representing the total Partnership Interests, shall have the same validity as the resolutions adopted at a meeting, provided such resolutions are confirmed in writing and signed by the partners.

The partners' signatures confirming the resolutions may be evidenced in one or more counterparts.

The partners may confirm the resolutions through an attorney-in-fact, in accordance with the following rules:

a)	Legal entities shall prove the authority or legal representation of their attorneys-in-fact by means of a certificate issued by its Chairman or Secretary or Alternate Secretary of the Board, delivered to the Manager or Board of Managers, as the case may be, of the Company, in the understanding that the authority or legal representation of their attorneys-in-fact evidenced in the above mentioned terms shall be considered to be in force until revoked and notified to the Company.

b)	Individuals shall prove the authority or legal representation of their attorneys-in-fact by means of a general or special power of attorney or a proxy letter signed by the partner and two witnesses, in the understanding that the representation of their attorneys-in-fact in the abovementioned terms, will be in force during the time expressed in the corresponding document.

The Manager or the Board of Managers, as the case may be, shall create a file with the written confirmations of the resolutions, which shall be inserted in the Minutes Book, signed by any of the Managers or by any other person authorized by the Partners to do so. When for any circumstance the resolutions cannot be inserted into the Minutes Book, such resolutions shall be notarized before a Public Notary.

CHAPTER IV

ADMINISTRATION

FOURTEENTH.- The administration of the Company's affairs shall be entrusted to one or more Managers, as decided by the partners at a Partners Meeting or without meeting in accordance with Clause Thirteenth. The Manager or Managers shall hold office for one year or until their successors have been elected and take office. The Managers do not need to be partners.

Should two or more Managers are appointed, they will constitute the Board of Managers, which shall be comprised of the number of members determined by the partners, who may also elect alternate Board members.

The Company hereby undertakes to indemnify the Managers and Officers appointed according to Clause Sixteenth against any personal liability which might result by virtue of the discharge of their duties on behalf of the Company, by Court resolution, or by operation of Mexican Law, or for any other cause, provided that such personal liability on the part of the Managers or Officers does not arise from their negligence or misconduct in exercise of their duties.

The resolutions of the Board of Managers shall be decided by majority. The meetings will be called by any of the members of the Board of Managers by written communication delivered to the other members of said Board, at least with five (5) calendar days in advance. The call to the Meeting shall set forth the place where the Meeting is to be held, which should be within the corporate domicile of the Company, except when all of the members of the Board of Managers are present, in which event the Meeting may take place out of the corporate domicile of the Company.

For each Meeting of the Board of Managers, the appointed member of said Board or person shall prepare the minutes, which shall be inserted in the Minutes Book and signed by the acting Chairman and Secretary.

The resolutions adopted by unanimous consent without a meeting by all the members of the Board of Managers, shall have the same validity as the resolutions adopted at a meeting, provided such resolutions are confirmed in writing and signed by all of the Managers. The members of the Board of Managers signatures confirming the resolutions may be evidenced in one or more counterparts.

The resolutions adopted by unanimous consent without a meeting by the members of the Board of Managers shall be inserted in the Minutes Book and shall be signed by any of the members of said Board or by any other person authorized in the same resolutions.

FIFTEENTH.- Except for those limitations which may be established at the time the Manager or Board of Managers is appointed, the Manager or Board of Managers, as the case may be, shall have the full authority of an attorney-in-fact for lawsuits and collections and, for acts of administration and for acts of dominion, in accordance with the first three paragraphs of Article 2554 (Two Thousand Five Hundred and Fifty Four) of the Civil Code for the Federal District and their correlatives of the Civil Codes for the States of the Republic of Mexico and the Federal Civil Code, including the powers which by law require a special grant as provided by Article 2587 (Two Thousand Five Hundred and Eighty Seven) of said Code and their correlatives of the Civil Codes for the States of the Republic of Mexico and the Federal Civil Code; for purposes of illustration and not limitation, the Manager or Board of Managers, as the case may be, is empowered with the following authority: to withdraw from all types of lawsuits; to compromise; to submit to arbitration; to answer and to submit interrogatories; to make assignment of goods; to challenge judges; to receive payments; to file criminal accusations and complaints and desist from them; to become co-party with the Public Prosecutor and to file and dismiss from injunction (amparo) proceedings; and to execute and fulfill every type of act, agreement and business related to the corporate purpose. Additionally, the Manager or the Board of Managers, as the case may be, is empowered to execute individual and collective labor agreements as well as to represent the Company before all labor authorities being empowered in terms of Articles 11 (Eleven), 689 (Six Hundred and Eighty Nine), 692 (Six Hundred and Ninety Two), 786 (Seven Hundred and Eighty Six), 876 (Eight Hundred and Seventy Six) and other applicable articles of the Federal Labor Law, being able to take part in hearings of conciliation, complaints, exceptions and objections, and the offering and admission of evidence as described in Article 875 (Eight Hundred and Seventy Five) of said Law, having all special faculties required for all of the purposes abovementioned. Likewise, the Manager or Board of Managers shall have authority to sign in any capacity all classes of negotiable instruments in terms of section I (first) of Article 9 (Nine) of the General Law of Negotiable Instruments and Credit Operations. The Manager or Board of Managers will have the authority to grant and revoke powers of attorney for the management of certain and determined business of the Company..

CHAPTER V

OFFICERS

SIXTEENTH.- The partners at a Partners Meeting, or by unanimous consent in accordance with Clause Thirteenth or the Managers at a Board Meeting or by unanimous consent in accordance with Clause Fourteenth, may appoint one or more Officers, who shall have those special powers which might be vested in them at the time of their appointment.

CHAPTER VI

PROFITS, LOSSES AND RESERVE FUND

SEVENTEENTH.- Within the first 3 (three) months following the close of each fiscal year, the Manager or the Board of Managers, as the case may be, shall prepare a financial statement, together with supporting documentation, which must include the following:

a)	A report on the development of the Company's business during that fiscal year, explaining the policies followed by the administration, and, as the case may be, the principal projects in existence.

b)	A report explaining the principal policies and accounting criteria applied in the preparation of the financial information.

c)	A statement showing the financial position of the Company as of the close of the fiscal year.

d)	A statement showing the results obtained by the Company during the period, clearly explaining such results.

e)	A statement showing changes in the financial position of the Company during the fiscal year.

f)	A statement showing the changes in the item accounts which form the Company's net worth occurring during such fiscal year.

g)	The notes which are deemed necessary to complete and clarify all of the information contained in the above mentioned statements.

The above information shall be made available for the Examiner or Examiners, if appointed, at least 1 (one) month before the date of the Partners Meeting, which must be held to review and discuss such information, to enable the Examiner or Examiners to prepare their report and make their comments or proposals.

The profits, if any, shall be allocated as follows:

i.              A minimum of 5% (five percent) of the net profits before taxes shall be set aside to constitute the legal reserve fund until such fund equals 20% (twenty percent) of the capital, as provided for in Article 20 (Twenty) of the General Law of Commercial Companies.

ii.             The balance of the profits shall be retained by the Company or shall be set aside to create or increase reserve funds or to be distributed to the partners as dividend, as resolved by the partners in a Meeting, or by unanimous consent in accordance with Clause Thirteenth of these By-Laws.

iii.            The dividends that may be decreed but have not been collected by the partners within the following 5 (five) year period shall be considered forfeited in favor of the Company.

CHAPTER VII

DISSOLUTION AND LIQUIDATION OF THE COMPANY

EIGTEENTH.- The Company shall be dissolved for any of the following reasons, in which case one or more liquidators shall be appointed by the partners in a Meeting or by unanimous consent in accordance with Clause Thirteenth:

a)	The loss of two thirds or more of the Company's capital.

b)	Legally declared voluntary or involuntary bankruptcy, and

c)	By resolution adopted by the partners.

NINETEENTH.- Once the dissolution is approved, in accordance with the preceding Clause Nineteenth, the liquidator or liquidators shall proceed to liquidate the Company's affairs and distribute the remaining assets proportionately to the partners in accordance with the Partnership Interest contributed by each. If two or more liquidators are appointed, they must act jointly.

The liquidator or liquidators shall have the most ample powers to carry out the liquidation and therefore may collect all monies due to the Company and pay its debts and commence suits of all classes and follow them up to their conclusion with all the powers of a general attorney-in-fact as set forth in Articles 2554 (Two Thousand Five Hundred and Fifty Four) and 2587 (Two Thousand Five Hundred and Eighty Seven) of the Civil Code for the Federal District and their correlatives of the Civil Codes for the States of the Republic of Mexico and the Federal Civil Code, including the right to cancel mortgages and other encumbrances, settle disputes and sell property and securities of any kind. The liquidator or liquidators shall have, in all matters not specifically covered herein, the powers and duties vested in them by Articles 242 (Two Hundred and Forty Two) et seq. of the General Law of Commercial Companies.

CHAPTER VIII

GENERAL PROVISIONS

TWENTIETH.- The incorporators, as such, do not reserve for themselves any special participation in the profits of the Company.

TWENTY FIRST.- The fiscal years shall coincide with the calendar year, except where the contrary is permitted by Law, in which case the closing date of the fiscal year may be set or modified by the resolution of the partners in a Meeting or by unanimous consent in accordance with Clause Thirteenth, without need of amending these By-Laws.

TWENTY SECOND.- In all matters not specifically covered by these By-Laws, the provisions of the General Law of Commercial Companies shall govern.

TRANSITORY NOTES

With motive of the reunion of the partners to incorporate the Company, the first General Ordinary Meeting was held in which by unanimous consent where take the following resolutions:

I.	The capital stock of the Company shall be $1,000.00 (One Thousand) Pesos Mexican Currency, divided in 2 (two) equity participations, each, which is absolutely subscribed and paid by the founders, in cash as follows:

Partners	Equity participations	Percentage	Value
Rowan No. 2 Limited	1	99.9%	$999.00
Rowan Companies, Inc.	1	0.1%	$1.00

Total:	2	100%	$1,000.00

II.	The fiscal years shall coincide with the calendar year, except the first fiscal year which would be irregular, starting in the date of signing this deed until December, thirty one two thousand eighteen.

III.	The administration of the Company’s affaire shall be entrusted to a Board of Managers.

The board of Managers will be integrated by the following persons:

1.	Travis Fred Brooks Jr.	President
2.	Grant Matthew Howard	Secretary
3.	José Alejandro Reyna Castorena	Member

Granting them the powers of attorney mentioned in chapter four in the by-laws of the Company, and any other granted by the partners meeting.

The aforementioned appointments where accepted by the designated persons, according to communications received in that sent.

Respect to the foreign persons that integrates the Board of Managers, their activities in the Republic of Mexico will be submitted to obtaining authorization of the National Migration Institute, if necessary.

IV.	The Company grants in favor of Travis Fred Brooks Jr., Grant Matthew Howard José Alejandro Reyna Castorena, Michael Clark, Christoph Raimbault, Alan Quintera, Theodore David Gobillot, Theodore Russell Sangalis, Samuel Angelo Pannunzio, Enrique Garza Ruiz Esparza and Andrés Adame González de Castilla a general power of attorney to be exercised jointly or individually for lawsuits and collections and for acts of administration, in accordance with the first two paragraphs of Article 2554 (Two Thousand Five Hundred and Fifty Four) of the Civil Code for the Federal District and their correlatives of the Civil Codes for the States of the Republic of Mexico and the Federal Civil Code, including the powers which by law require a special grant as provided by Article 2587 (Two Thousand Five Hundred and Eighty Seven) of said Code and their correlatives of the Civil Codes for the States of the Republic of Mexico and the Federal Civil Code; for purposes of illustration and not limitation, the attorneys in fact are empowered with the following authority: to withdraw from all types of lawsuits; to compromise; to submit to arbitration; to answer and to submit interrogatories; to challenge judges; to receive payments; to file criminal accusations and complaints and desist from them; to become co-party with the Public Prosecutor and to file and dismiss from injunction (amparo) proceedings; and to execute and fulfill every type of act, agreement and business related to the corporate purpose. The attorney in fact are Additionally, empowered to execute individual and collective labor agreements as well as to represent the Company before all labor authorities being empowered in terms of Articles 11 (Eleven), 689 (Six Hundred and Eighty Nine), 692 (Six Hundred and Ninety Two), 786 (Seven Hundred and Eighty Six), 876 (Eight Hundred and Seventy Six) and other applicable articles of the Federal Labor Law, being able to take part in hearings of conciliation, complaints, exceptions and objections, and the offering and admission of evidence as described in Article 875 (Eight Hundred and Seventy Five) of said Law.

V.	The Company grants in favor of Travis Fred Brooks Jr., Grant Matthew Howard José Alejandro Reyna Castorena, Michael Clark, Christoph Raimbault, Alan Quintera, Theodore David Gobillot, Theodore Russell Sangalis and Samuel Angelo Pannunzio, to be exercised jointly or individually to sign in any capacity all classes of negotiable instruments in terms of section I (first) of Article 9 (Nine) of the General Law of Negotiable Instruments and Credit Operations.

VI.	The Company Grants in favor of Mr. Travis Fred Brooks Jr., Grant Matthew Howard José Alejandro Reyna Castorena, Michael Clark, Christoph Raimbault, Alan Quintera, Theodore David Gobillot, Theodore Russell Sangalis and Samuel Angelo Pannunzio, a special Power of attorney to be exercised jointly or individually, to open or close any kind of bank accounts in the name of the Company in the bank of their election, in Mexico or in foreign countries, and to designate and change the persons authorized to sign, and dispose of founds of said accounts.

VII.	The Company grants in favor of Arturo Bello Tellez, Vicente Bañuelos Rizo, Ángel Martínez González, Rodolfo Zertuche Grageda, Benigno Bolaños Morales, Juan Pablo Elizondo Ong and José Fernando Nieto Hernández, a general power of attorney to be exercised jointly or individually for lawsuits and collections, in accordance with the first paragraph of Article 2554 (Two Thousand Five Hundred and Fifty Four) of the Civil Code for the Federal District and their correlatives of the Civil Codes for the States of the Republic of Mexico and the Federal Civil Code, including the powers which by law require a special grant as provided by Article 2587 (Two Thousand Five Hundred and Eighty Seven) of said Code and their correlatives of the Civil Codes for the States of the Republic of Mexico and the Federal Civil Code; for purposes of illustration and not limitation, the attorneys in fact are empowered with the following authority: to withdraw from all types of lawsuits; to compromise; to submit to arbitration; to answer and to submit interrogatories; to challenge judges; to receive payments; to file criminal accusations and complaints and desist from them; to become co-party with the Public Prosecutor and to file and dismiss from injunction (amparo) proceedings; In the understanding that the attorneys in fact may represent the Company before all labor authorities being empowered in terms of Articles 11 (Eleven), 689 (Six Hundred and Eighty Nine), 692 (Six Hundred and Ninety Two), 786 (Seven Hundred and Eighty Six), 876 (Eight Hundred and Seventy Six) and other applicable articles of the Federal Labor Law, being able to take part in hearings of conciliation, complaints, exceptions and objections, and the offering and admission of evidence as described in Article 875 (Eight Hundred and Seventy Five) of said Law.

VIII.	The Company grants in favor of Enrique Garza Ruiz Esparza, Enrique Garza Tello, Andrés Adame González de Castilla, Amada Bracho Zertuche, Mariana Ramírez García, Adriana Sánchez Quiroga, Rafael González Vázquez, Yara Cyntia Gual Ángeles, Juan Pablo Elizondo Ong and José Fernando Nieto Hernández, to be exercised jointly or individually:

A general power of attorney to be exercised jointly or individually for acts of administration, in accordance with the second paragraph of Article 2554 (Two Thousand Five Hundred and Fifty Four) of the Civil Code for the Federal District and their correlatives of the Civil Codes for the States of the Republic of Mexico and the Federal Civil Code.

The aforementioned power of attorney is limited to perform on behalf of the Company all kind of procedures, registrations, before any government authority, federal local or municipal, and any judicial authority and their branches, including but not limited to: the National Water Commission, The Ministry of Environment and Natural Recourses, the National Agency of Industrial Security and Protection to the Environment in the Hydrocarbon Sector, the National Migration Institute, the Ministry of Communications and Transportation, the General Directorship of Ports and Merchant Marine, the Navy, the Ministry of Work, the Mexican Institute of Social Security, the Taxpayers Registry, Ministry of Economy, National Foreign Investment Registry, the Ministry of Treasury, and the Tax Administration Service.

Respect to the foreign attorneys in fact, their activities in the Republic of Mexico will be submitted to obtaining authorization of the National Migration Institute, if necessary.